PRESS RELEASE                                           Contact: Kenneth Gruber
OCTOBER 29, 1998                                                 (212) 343-3920



FOR IMMEDIATE RELEASE:
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        CORNERSTONE INTERNET SOLUTIONS COMPANY ANNOUNCES EXCHANGE OFFER

         Cornerstone Internet Solutions Company - New York, New York. Cornerstone Internet Solutions Company (NASDAQ -- CNRS Boston Stock Exchange --
CNR), today announced that it is offering to exchange (the "Exchange Offer") one share of its privately-held Class C Convertible Preferred Stock (the "Class C Preferred Stock") into one share of Class D Convertible Preferred Stock. There are currently 6,260 shares of Class C Preferred Stock outstanding. The Exchange Offer is being made for up to all outstanding Shares of Class C Convertible Stock. However, the closing of the Exchange Offer is not contingent on any minimum number of shares of Class C Preferred Stock being exchanged. The Exchange Offer will expire at 5:00 P.M., New York City Time on November 25, 1998, unless extended. Continental Stock Transfer & Trust Company will serve as Exchange Agent.

         The Exchange Offer will, among other things, eliminate uncertainty as to the number of shares of Common Stock that the Company would be required to issue upon a conversion.

         Each share of Class C Preferred Stock is convertible at any time after June 30, 1999 or from time to time thereafter into such whole number of shares of common stock, par value $.01 per share (the "Common Stock"), equal to the aggregate stated value of the Class C Preferred Stock to be converted divided by the lesser of (i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter of the Company prior to such conversion, subject to adjustment as hereinafter provided. If such Class C Preferred Stock was converted into Common Stock as of the date hereof, such Class C Preferred Stock would be convertible into 10,698,660 shares of Common Stock. The Class C Preferred Stock is also redeemable at the Company's option at a redemption price equal to 1.1 multiplied by the stated value of the Class C Preferred Stock. In addition, all holders of Class C Preferred Stock have the right to receive a special monthly interest payment, payable in Common Stock, equal to 12% per annum (or 1% per month) of the per share stated value of the Class C Preferred Stock ($1,250) until the earlier of June 30, 1999 or the redemption, if any, of the Class C Preferred Stock (the "Interest Payment").

         The terms of the Class D Preferred Stock are substantially identical in all material respects to the terms of the Class C


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Preferred Stock for which they may be exchanged  pursuant to the Exchange Offer, except that (i) the Class D Preferred Stock can first be converted into Common Stock of the Company on or after the earlier of (a) June 30, 2000 or (b) if the closing price of the Common Stock shall have been at least $3.00 per share (subject to adjustment in the event of a subdivision or combination of the shares of Common Stock) on 15 trading days during any 20- consecutive trading day period, (ii) the Company will not be entitled to voluntarily redeem the Class D Preferred Stock, (iii) each share of Class D Preferred Stock is convertible into such number of shares of Common Stock as is equal to the aggregate stated value of the Class D Preferred Stock divided by $1.00 (7,825,000 shares of Common Stock if all outstanding shares of Class C Preferred Stock are exchanged for Class D Preferred Stock and all Class D Preferred Stock is converted into Common Stock), (iv) the Class D Preferred Stock will rank junior to any unexchanged Class C Preferred Stock with respect to rights on liquidation, dissolution or winding up of the Company and (v) all holders of Class C Preferred Stock who elect to participate in the Exchange Offer will waive their right to receive the Interest Payment.

         The Exchange Offer is being made by the Company only to holders of its Class C Preferred Stock in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Class C Preferred Stock. Officers, directors and regular employees of the Company may solicit tenders of Class C Preferred Stock but they will not receive additional compensation therefor. The Offering Circular will set forth more complete information relating to the Exchange Offer.



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